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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                             SIGNALSOFT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   82668M 10 2
               --------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 7

CUSIP No.  82668M 10 2
           -----------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Mark H. Flolid

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

       United States of America

--------------------------------------------------------------------------------
Number of           5.   Sole Voting Power         1,887,878
Shares              ------------------------------------------------------------
Beneficially        6.   Shared Voting Power          11,259
Owned by            ------------------------------------------------------------
Each                7.   Sole Dispositive Power    1,887,878
Reporting           ------------------------------------------------------------
Person With         8.   Shared Dispositive Power     11,259
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         1,899,137

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         8.1%

--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         IN

--------------------------------------------------------------------------------


                                                                         2 of 7

CUSIP No.  82668M 10 2
           -----------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Ruth A. Flolid as custodian under the Colorado Uniform
         Transfers to Minors Act

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

       United States of America

--------------------------------------------------------------------------------
Number of           5.   Sole Voting Power               -0-
Shares              ------------------------------------------------------------
Beneficially        6.   Shared Voting Power          11,259
Owned by            ------------------------------------------------------------
Each                7.   Sole Dispositive Power          -0-
Reporting           ------------------------------------------------------------
Person With         8.   Shared Dispositive Power     11,259
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         11,259

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         less than 1%

--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         IN

--------------------------------------------------------------------------------


                                                                         3 of 7

ITEM 1.

            (a)   Name of Issuer
                  SignalSoft Corporation

            (b)   Address of Issuer's Principal Executive Offices
                  1495 Canyon Boulevard

                  Boulder, Colorado  80302
ITEM 2.

            (a)   Name of Person Filing

                  This Schedule 13G is filed jointly on behalf of Mark H. Flolid and Ruth A. Flolid as custodian under the Colorado Uniform Transfers to Minors Act.

            (b) Address of Principal Business Office or, if none, Residence The address for Mark H. Flolid is:
                           SignalSoft Corporation
                           1495 Canyon Boulevard
                           Boulder, Colorado 80302

                  The address for Ruth A. Flolid is:
                           1709 Pine Street #3
                           Boulder, Colorado 80302

            (c)   Citizenship

                  Mark H. Flolid and Ruth A. Flolid are citizens of the United States of America.

            (d)   Title of Class of Securities
                  Common Stock, $0.001 par value

            (e)   CUSIP Number

                  82668M 10 2

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO 17 C.F.R.
            SECTION 240.13d-1(b) OR 17 C.F.R. SECTION 240.13d-2(b) OR (c),
            CHECK 3. WHETHER THE PERSON FILING IS A: Not applicable.

            (a)  [ ]  Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. Section 78o).

            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. Section 78c).

            (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. Section 78c).

            (d)  [ ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. Section 80a-8).

            (e)  [ ]  An investment adviser in accordance with 17 C.F.R.
                      Section 240.13d-1(b)(1)(ii)(E);


                                                                         4 of 7

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(F);

            (g)  [ ]  A parent holding company or control person in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(G);

            (h)  [ ]  A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. Section 1813);

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [ ]  Group, in accordance with 17 C.F.R.
                      Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

            Mark A. Flolid:

            (a)  Amount beneficially owned: 1,899,137.
                                           ----------
            (b)  Percent of class: 8.2%.
                                  ----

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote 1,887,878.
                                                               ----------

                 (ii)  Shared power to vote or to direct the vote 11,259.
                                                                 -------

                 (iii) Sole power to dispose or to direct the
                       disposition of 1,887,878.
                                     ----------

                 (iv)  Shared power to dispose or to direct the
                       disposition of 11,259.
                                     -------

            Ruth A. Flolid as custodian under the Colorado Uniform Transfers to Minors Act:

            (a)  Amount beneficially owned: 11,259.
                                           -------

            (b)  Percent of class: less than 1%.
                                  -------------

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote -0-.
                                                               ----

                 (ii)  Shared power to vote or to direct the vote 11,259.
                                                                 -------

                 (iii) Sole power to dispose or to direct the
                       disposition of -0-.
                                     ----

                 (iv)  Shared power to dispose or to direct the
                       disposition of 11,259.
                                     -------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pursuant to Rule 13d-1(k), this Schedule 13G is filed jointly on behalf of each of Mark H. Flolid and Ruth A. Flolid as custodian under the Colorado Uniform Transfers to Minors Act.

Date:    February 13, 2001             /s/ Mark H. Flolid
                                       ---------------------
                                       Mark H. Flolid


Date:    February 13, 2001             /s/ Ruth A. Flolid
                                       ---------------------
                                       Ruth A. Flolid as custodian under the
                                       Colorado Uniform Transfers to Minors Act